Exhibit 99.1
                                                                    ------------
Chevron Corporation
Public Affairs
P. O. Box 7753
San Francisco, CA 94120-7753
Phone 415 894 4246


NEWS
FOR RELEASE AT 6:00 AM PDT
APRIL 22, 1999
--------------------------

         CHEVRON REPORTS FIRST QUARTER 1999 NET INCOME OF $329 MILLION

     * Average U.S. crude oil and natural gas realizations declined by about 20 percent from the 1998 first quarter.
     * International liquids production increased by 8 percent from the 1998 first quarter to 809,000 barrels per day.
     * First quarter 1999 international natural gas production rose 29 percent, reflecting new production from the Britannia Field in the United Kingdom.


SAN FRANCISCO, April 22 -- Chevron Corp. today reported first quarter net income of $329 million ($0.50 per share-diluted), a decrease of 35 percent from 1998 first quarter net income of $507 million ($0.77 per share-diluted). Net income for 1999 benefited from net special items of $48 million, compared with net benefits of $71 million in last year's first quarter. In the 1999 first quarter, a gain from the sale of the company's interest in a coal mining affiliate was partially offset by net environmental remediation provisions for the company's U.S. operations.

Chairman and CEO Ken Derr commented, "Disappointing earnings in the first quarter were the result of severely depressed crude oil, natural gas and commodity chemical prices. We have been operating in this difficult price environment for more than a year now. Although the recent upward trend in crude oil and natural gas prices has been very encouraging, the improvement came too late to bolster our first quarter earnings.

"Our average U.S. crude oil sales realization per barrel in the first quarter 1999 fell 20 percent, compared with the 1998 first quarter, to just under $10," Derr said. "At the same time, our average U.S. natural gas realization declined 22 percent to $1.63 per thousand cubic feet."

Derr noted that West Texas Intermediate (WTI) benchmark crude prices have risen recently by more than $6 per barrel from their low point in mid-February of this year. The benchmark Henry Hub natural gas spot price has risen to about $2.10 per thousand cubic feet in the third week of April, up over 40 cents from its low in early March.

"The growth of international liquids production continues to be a bright spot for us, helping to mitigate the effect of depressed prices," Derr said. "During the first quarter 1999, net international liquids production was up about 8 percent from the first quarter of last year to 809,000 barrels per day. New production from the Britannia Field in the U.K North Sea contributed to a 29 percent increase in the company's international natural gas production.

"Our U.S. refining, marketing and transportation first quarter operating results improved compared with last year, mainly reflecting higher sales margins and higher refined products sales volumes. The margins benefited from less downtime and lower expenses from planned maintenance at our refineries than the first quarter 1998," Derr added. "Total U.S. refined

                                     -MORE-
products sales volumes were nearly 5 percent above first quarter 1998 levels, led by a 9 percent increase in our branded motor gasoline sales. However, our international downstream earnings, after excluding foreign currency effects, declined in the 1999 quarter, mainly in our Caltex and international shipping operations."

"Although we are pleased with the recent improvement in crude oil and natural gas prices," Derr commented, "we remain focused on efforts across the company to significantly reduce our cost structure for the long-term. Compared with the 1998 first quarter, we reduced operating and exploration expenses by approximately $80 million -- a positive first step in removing $500 million from our overall cost structure."

Derr said that the company announced several consolidations and reorganizations that are expected to be completed later in 1999 and will likewise result in increased efficiencies and lower costs. These include relocation of the headquarters of chemicals and pipeline operations to Houston, Texas, from the San Francisco Bay Area; closing of the La Habra, Calif., research facility and relocation of these research activities to other company locations; reorganizations of the company's San Joaquin Valley, Permian Basin and Gulf of Mexico Shelf exploration and production operations; and consolidation of the company's Australia and Papua New Guinea strategic business units.

"Details of additional restructuring plans that are under way in many of our operating areas will be finalized over the coming months. We will continue to move decisively on many fronts to sustain our long-term cost competitiveness," Derr said.

Derr summarized some of the company's noteworthy operating activities since the beginning of 1999:

     * The acquisitions of Rutherford-Moran Oil Corp. and another interest in Block B8/32 offshore Thailand were completed in late March. These purchases provide Chevron with an entry into the Southeast Asian gas market through a 52 percent interest in Block B8/32. The company will also become operator of the Block on Oct. 1, 1999.
     * In January, Chevron and its partners celebrated first crude oil production from the Huizhou 32-5 Field, located in the Pearl River Mouth Basin of the South China Sea. Production from this field is expected to reach 27,000 barrels a day and, when combined with production from other fields, will help Chevron become the largest offshore crude oil producer in China.
     * Production began in January from Genesis, the company's first deepwater project in the Gulf of Mexico. Production is anticipated to reach 50,000 barrels per day of oil and equivalent gas by year-end 1999, with peak production expected to reach 67,000 barrels per day by 2002.
     * Chevron Chemical Co. began commercial production from its new fuel and lubricating oil additives manufacturing plant in Singapore. Increased sales volumes are expected in the second quarter after using most of the first quarter 1999 production to build plant inventories, as product qualification moved to completion.

Total revenues for the quarter were $6.7 billion, a decrease of 12 percent from $7.6 billion in last year's first quarter. The decline was primarily attributable to lower average sales realizations from refined products, crude oil, and natural gas.

                                     -MORE-

Foreign currency effects reduced net income by $9 million and $46 million in the first quarters of 1999 and 1998, respectively. The improvement primarily reflected lower foreign currency losses from the company's Caltex affiliate operations in Korea, Thailand and the Philippines.

                           Exploration and Production
                           --------------------------

U.S. exploration and production net income was $47 million in the first quarter 1999, down from $106 million in the 1998 first quarter on lower crude and natural gas prices. Included in 1999 earnings were gains of $13 million from U.S. producing property sales.

The company's average 1999 U.S. crude oil realizations of $9.97 per barrel and natural gas realizations of $1.63 per thousand cubic feet declined by 20 percent and 22 percent, respectively, compared with the first quarter 1998. Net U.S. liquids production decreased to 306,000 barrels per day from 336,000 barrels per day in the prior-year first quarter. Net U.S. natural gas production of 1.7 billion cubic feet per day declined from 1.8 billion cubic feet per day in the 1998 quarter. The drop in liquids and natural gas production was primarily attributable to field declines and prior-year property sales.

International exploration and production net income was $116 million, down from $133 million in the 1998 first quarter. Net income for the 1998 quarter included a net charge of $24 million from special items. The decline in earnings reflected lower crude oil prices, offset partially by higher liftings when compared with the year-ago quarter.

Net international liquids production increased 63,000 barrels per day to 809,000 barrels per day, mainly due to increased production in Angola, Indonesia and Kazakhstan. These increases were partially offset by declines in Australia and Nigeria. Natural gas production increased 29 percent to 832 million cubic feet per day, primarily reflecting higher volumes from the Britannia Field in the United Kingdom, which began operation in August 1998.

Foreign currency losses in the first quarter 1999 were $16 million compared with losses of $15 million in the 1998 quarter. Losses in both years occurred primarily in the company's Australian, Canadian and U.K. operations.

                     Refining, Marketing and Transportation
                     --------------------------------------

U.S. refining, marketing and transportation 1999 net income was $82 million compared with $45 million in the first quarter 1998. Earnings included special charges of $15 million and $5 million from environmental remediation provisions in the 1999 and 1998 periods, respectively.

Earnings for 1999 were up over last year, primarily reflecting higher sales margins that benefited from less downtime and lower expenses from major scheduled maintenance at two of the company's refineries. Refined products sales volumes increased between periods. Earnings in the first quarter 1999 also included a loss of $13 million associated with the insurance deductible and other third-party claims from the March 1999 fire at the company's Richmond, Calif., refinery. Excluding the effects of certain crude oil pricing adjustments, sales margins strengthened late in the first quarter and remained strong early into the second quarter.

Total refined product sales volumes were 1.19 million barrels per day in 1999, up about 5 percent from the comparable quarter last year. Most refined products sales volumes increased, including branded motor gasoline sales volumes, which rose by 9 percent to 525,000 barrels per day. The increase in branded motor gasoline sales volumes primarily reflects the acquisition of new accounts and the construction of new stations during 1998. Additionally, first quarter 1998

                                     -MORE-

                                      -4-
sales volumes were hampered by poor weather, which reduced travel and demand for motor gasoline.

International refining, marketing and transportation net income was $87 million, up from $76 million reported for the first quarter of 1998. Results for the first quarter 1998 included a special charge of $25 million for the company's share of the cumulative effect from Caltex's adoption of a new accounting standard for the costs of start-up activities.

After excluding foreign currency effects, earnings for Caltex operations, particularly Korea and Japan, declined despite increased sales volumes. This drop in earnings was mainly due to lower refined products sales margins caused by competitive price discounting. The Asia-Pacific market continues to experience reduced demand for refined products, along with surplus manufacturing capacity. The company's international shipping results also declined as freight rates fell.

Sales volumes increased by 13 percent in the first quarter of 1999 to 910,000 barrels per day, primarily in the Caltex areas of operation.

Net income included foreign currency gains of $5 million in the first quarter 1999, compared with losses of $31 million in the 1998 first quarter. Caltex's operations in Korea, Thailand and the Philippines were primarily responsible for the favorable foreign currency swings.

                                   Chemicals
                                   ---------

Chemicals net income was $50 million in the 1999 quarter, compared with $63 million in last year's first quarter. Higher sales volumes, primarily resulting from a business acquisition in 1998, were offset by lower sales margins for many of the company's chemical products, as product prices declined faster than feedstock costs.

                                   All Other
                                   ---------

All Other incurred net charges of $53 million in the first quarter 1999, compared with net benefits of $84 million in the comparable prior-year quarter. Results for 1999 included a gain of $60 million from the sale of the company's equity interest in a coal mining affiliate, while 1998 results included net benefits from a favorable prior-years' tax adjustment of $125 million.

Excluding special items, earnings from the company's coal operations improved to $19 million in 1999, compared with $11 million in 1998. Depreciation of the company's coal assets was discontinued in the second half of 1998 when the business was offered for sale.

Net charges, excluding special items, from other activities were $132 million in 1999, compared with $52 million in 1998. Increased charges in 1999 included interest expense on higher debt levels, corporate tax and other adjustments and costs associated with legal and other claims.

                      Capital and Exploratory Expenditures
                      ------------------------------------

Capital and exploratory expenditures, including the company's share of affiliates' expenditures, were $1.425 billion in the 1999 first quarter, compared with $0.972 billion in the first quarter 1998. Expenditures for international exploration and production projects were $860 million or 60 percent of total expenditures, reflecting the company's continued emphasis on increasing international oil and gas production. The first quarter 1999 included $489 million attributable to the acquisition of a 52 percent interest in Block B8/32 offshore Thailand.

# # #
4/22/99

                   CHEVRON CORPORATION - FINANCIAL REVIEW                   -1-
                 (Millions of Dollars, Except Per-Share Amounts)


CONSOLIDATED STATEMENT OF INCOME
         (unaudited)
                                                   Three Months Ending March 31,
                                                   -----------------------------
REVENUES:                                                  1999         1998 (3)
                                                   ------------   ----------
    Sales and Other Operating Revenues (1)             $  6,399     $  7,464
    Income From Equity Affiliates                           144          126
    Other Income                                            146           38
                                                   ------------   ----------
                                                          6,689        7,628
                                                   ------------   ----------
COSTS AND OTHER DEDUCTIONS:
    Purchased Crude Oil and Products                      2,781        3,635
    Operating Expenses                                    1,160        1,206
    Selling, General and Administrative Expenses            397          253
    Exploration Expenses                                     88          101
    Depreciation, Depletion and Amortization                566          554
    Taxes Other Than on Income (1)                        1,078        1,011
    Interest and Debt Expense                               105           94
                                                   ------------   ----------
                                                          6,175        6,854
                                                   ------------   ----------
Income Before Income Tax Expense                            514          774
    Income Tax Expense                                      185          267
                                                   ------------   ----------
NET INCOME                                             $    329     $    507
                                                   ============   ==========

PER-SHARE AMOUNTS
    Earnings - Basic                                   $    .50     $    .78
    Earnings - Diluted                                 $    .50     $    .77
    Dividends                                          $    .61     $    .61

Average Common Shares Outstanding (000's)
                    - Basic                             654,677      654,871
                    - Diluted                           657,493      657,128

NET INCOME BY MAJOR OPERATING AREA
         (unaudited)                               Three Months Ending March 31,
                                                   -----------------------------
                                                           1999         1998 (3)
                                                   ------------   ----------
Exploration and Production
    United States                                      $     47     $    106
    International                                           116          133
                                                   ------------   ----------
      Total Exploration and Production                      163          239
                                                   ------------   ----------
Refining, Marketing and Transportation
    United States                                            82           45
    International                                            87           76
                                                   ------------   ----------
      Total Refining, Marketing and Transportation          169          121
                                                   ------------   ----------
Chemicals                                                    50           63
All Other (2)                                               (53)          84
                                                   ------------   ----------
NET INCOME                                             $    329     $    507
                                                   ============   ==========

(1)  Includes consumer excise taxes                    $    912     $    852

(2) Includes coal operations, interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.
(3) Restated for the company's share of the cumulative effect of Caltex's implementation, effective January 1, 1998, of accounting standard - SOP 98-5, "Reporting on the Costs of Start-up Activities" and the cumulative effect from a change in the company's method of applying an accounting principle relating to certain Canadian deferred income taxes, effective January 1, 1998.

                   CHEVRON CORPORATION - FINANCIAL REVIEW                   -2-
                              (Millions of Dollars)


SPECIAL ITEMS BY MAJOR OPERATING AREA              Three Months Ending March 31,
                                                   -----------------------------
           (unaudited)                                     1999         1998 (1)
                                                   ------------   ----------
U. S. Exploration and Production                       $      3     $      -
International Exploration and Production                      -          (24)
U. S. Refining, Marketing and Transportation                (15)          (5)
International Refining, Marketing and Transportation          -          (25)
Chemicals                                                     -            -
All Other  (2)                                               60          125
                                                   ------------   ----------
  Total Special Items                                  $     48     $     71
                                                   ============   ==========


SUMMARY OF SPECIAL ITEMS                           Three Months Ending March 31,
                                                   -----------------------------
     (unaudited)                                          1999          1998 (1)
                                                   -----------    ----------
Asset Dispositions                                     $    60      $    (56)
Environmental Remediation Provisions                       (12)           (5)
Prior-Year Tax adjustments                                   -           157
Other, Net                                                   -           (25)
                                                   -----------    ----------
  Total Special Items                                  $    48      $     71
                                                   ===========    ==========


FOREIGN CURRENCY LOSSES                                $    (9)     $    (46)

EARNINGS BY MAJOR OPERATING AREA
     EXCLUDING SPECIAL ITEMS
         (unaudited)                               Three Months Ending March 31,
                                                   -----------------------------
                                                          1999          1998 (1)
                                                   -----------    ----------
Exploration and Production
    United States                                      $    44      $    106
    International                                          116           157
                                                   -----------    ----------
      Total Exploration and Production                     160           263
                                                   -----------    ----------
Refining, Marketing and Transportation
    United States                                           97            50
    International                                           87           101
                                                   -----------    ----------
      Total Refining, Marketing and Transportation         184           151
                                                   -----------    ----------
Chemicals                                                   50            63
All Other  (2)                                            (113)          (41)
                                                   -----------    ----------
       Earnings Excluding Special Items                    281           436

Special Items                                               48            71
                                                   -----------    ----------
       Net Income                                      $   329      $    507
                                                   ===========    ==========

(1) Restated for the company's share of the cumulative effect of Caltex's implementation, effective January 1, 1998, of accounting standard - SOP 98-5, "Reporting on the Costs of Start-up Activities" and the cumulative effect from a change in the company's method of applying an accounting principle relating to certain Canadian deferred income taxes, effective January 1, 1998.
(2) Includes coal operations, interest expense, interest income on cash and marketable securities, corporate center costs, and real estate and insurance activities.

                   CHEVRON CORPORATION - FINANCIAL REVIEW              -3-
                              (MILLIONS OF DOLLARS)

 CONSOLIDATED BALANCE SHEET                                                March 31,              December 31,
                                                                                1999                     1998
                                                                        -------------             ------------
                                                                         (unaudited)
ASSETS:
     Cash and Cash Equivalents                                            $      538                $     569
     Other Current Assets                                                      5,921                    5,728
                                                                        -------------             ------------
          Total Current Assets                                                 6,459                    6,297
     Investments and Advances                                                  4,794                    4,604
     Properties, Plant and Equipment-Net                                      24,399                   23,729
     Other                                                                     2,114                    1,910
                                                                        -------------             ------------
          TOTAL ASSETS                                                    $   37,766                $  36,540
                                                                        =============             ============

 LIABILITIES:
     Short-Term Debt                                                      $    3,795                $   3,165
     Other Current Liabilities                                                 4,196                    4,001
                                                                        -------------             ------------
          Total Current Liabilities                                            7,991                    7,166
     Long-Term Debt and Capital Lease Obligations                              4,338                    4,393
     Noncurrent Deferred Income Taxes                                          3,923                    3,645
     Reserves For Employee Benefit Plans                                       1,763                    1,742
     Deferred Credits and Other Noncurrent Obligations                         2,561                    2,560
                                                                        -------------             ------------
          TOTAL LIABILITIES                                                   20,576                   19,506
 STOCKHOLDERS' EQUITY                                                         17,190                   17,034
                                                                        -------------             ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $   37,766                $  36,540
                                                                        =============             ============


 CONSOLIDATED STATEMENT OF CASH FLOWS                                            Three Months Ending March 31,
                                                                        ---------------------------------------
                      (unaudited)                                               1999                     1998
                                                                        -------------             ------------

 OPERATING ACTIVITIES
     Net Income                                                           $      329                $     507
     Adjustments
        Depreciation, depletion and amortization                                 566                      554
        Dry hole expense related to prior years' expenditures                     19                       22
        Distributions less than equity in affiliates' income                    (102)                     (74)
        Net before-tax (gains) losses on asset retirements and sales            (108)                       8
        Net currency translation gains                                            15                       16
        Net decrease (increase) in operating working capital                      90                     (760)
        Deferred income tax provision                                             60                      132
        Other                                                                    (78)                     (28)
                                                                        -------------             ------------
            Net cash provided by operating activities                            791                      377
                                                                        -------------             ------------
 INVESTING ACTIVITIES
     Capital expenditures                                                       (797)                    (730)
     Proceeds from asset sales                                                   145                       12
     Other investing cash flows                                                  (22)                     (57)
     Net (purchases) sales of marketable securities                             (102)                     153
                                                                        -------------             ------------
            Net cash used for investing activities                              (776)                    (622)
                                                                        -------------             ------------
 FINANCING ACTIVITIES
     Net borrowings of short-term obligations                                    484                    1,059
     Proceeds from issuance of long-term debt                                     12                        9
     Repayments of long-term debt and other financing obligations               (214)                      (7)
     Cash dividends paid                                                        (399)                    (399)
     Net Sales (Purchases) of treasury shares                                     70                     (164)
                                                                        -------------             ------------
            Net cash used for financing activities                              (47)                      498
                                                                        -------------             ------------

 EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS                             1                        (3)
                                                                        -------------             ------------

 NET CHANGE IN CASH AND CASH EQUIVALENTS                                        (31)                      250

 CASH AND CASH EQUIVALENTS AT JANUARY 1, 1999 AND 1998                          569                     1,015
                                                                        -------------             ------------
 CASH AND CASH EQUIVALENTS AT MARCH 31, 1999 AND 1998                     $     538                 $   1,265
                                                                        =============             ============

                   CHEVRON CORPORATION - FINANCIAL REVIEW                   -4-


CAPITAL AND EXPLORATORY EXPENDITURES (1)          Three Months Ending March 31,
                                                  ----------------------------
                        (millions of dollars)          1999              1998
                                                  ----------        ----------
United States
   Exploration and Production                     $     253         $     274
   Refining, Marketing and Transportation               113               100
   Chemicals                                            101                42
   Other                                                 20                36
                                                  ----------        ----------
     Total United States                                487               452
                                                  ----------        ----------

International
   Exploration and Production                           860               422
   Refining, Marketing and Transportation                53                72
   Chemicals                                             25                22
   Other                                                  -                 4
                                                  ----------        ----------
     Total International                                938               520
                                                  ----------        ----------
     Worldwide                                    $   1,425         $     972
                                                  ==========        ==========

OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
   United States                                        306               336
   International                                        809               746
                                                  ----------        ----------
     Worldwide                                        1,115             1,082
                                                  ==========        ==========

NET NATURAL GAS PRODUCTION (MMCF/D):
   United States                                      1,676             1,808
   International                                        832               644
                                                  ----------        ----------
     Worldwide                                        2,508             2,452
                                                  ==========        ==========

SALES OF NATURAL GAS (MMCF/D):
   United States                                      3,359             3,497
   International                                      1,908             1,329
                                                  ----------        ----------
     Worldwide                                        5,267             4,826
                                                  ==========        ==========

SALES OF NATURAL GAS LIQUIDS (MB/D):
   United States                                        146               141
   International                                         52                56
                                                  ----------        ----------
     Worldwide                                          198               197
                                                  ==========        ==========

SALES OF REFINED PRODUCTS (MB/D):
   United States                                      1,188             1,133
   International                                        910               809
                                                  ----------        ----------
     Worldwide                                        2,098             1,942
                                                  ==========        ==========

REFINERY INPUT (MB/D):
   United States                                        924               757
   International                                        494               491
                                                  ----------        ----------
     Worldwide                                        1,418             1,248
                                                  ==========        ==========

CHEMICALS SALES & OTHER OPERATING
REVENUES (millions of dollars) (2)
   United States                                  $     627         $     681
   International                                        177               145
                                                  ----------        ----------
     Worldwide                                    $     804         $     826
                                                  ==========        ==========

(1) Includes interest in affiliates.
(2) Includes sales to other Chevron companies.